Third Quarter 2025
October 30, 2025

Fellow
Shareholders,
Q3 was a strong quarter for Coinbase. We drove solid financial results, maintained focus on shipping innovative products, and continued building the foundation of the Everything Exchange.
We laid out our vision of an Everything Exchange last quarter, and made progress in Q3 by increasing the number of tradable spot assets, expanding our derivatives offerings, and continuing to lay the groundwork for additional pillars. By increasing tradable spot assets, our platform now covers approximately 90% of total crypto asset market capitalization. Our derivatives business reached an all-time high share across several markets, including U.S. crypto futures and global crypto options, with the launch of U.S. perpetuals and 24/7 futures trading, and the close of the Deribit acquisition.
We are accelerating payments through stablecoin adoption, which we anticipate will continue given policy tailwinds, and ongoing adoption from financial institutions and corporates for payment and treasury needs. In
Q3, USDC reached an all-time high of $74 billion in market capitalization, and average USDC held in Coinbase products reached an all-time high of over $15 billion. Additionally, we continue to scale payments with USDC, new partnerships, and crypto rewards for purchases through the CB1 Card.
With regulatory clarity accelerating, crypto rails are set to power more of global GDP, and we believe Coinbase is positioned to lead. We’re progressing toward the Everything Exchange vision, and scaling payments by advancing stablecoin adoption with USDC.

coinbase

Q3 25

Q3 2025 Earnings

Trading Volume [1]	Assets on Platform [2]	Assets Under Custody [3]
$295B	$516B	$300B
Net Revenue	**Transaction Revenue**	**Subscription & Services Revenue**
$1.8B	$1.0B	$747M
Net Income	**Adjusted Net Income [4]**	**Adjusted EBITDA [5]**
$433M	$421M	$801M

Scaling crypto payments

$355M
in stablecoin revenue (+7% Q/Q)

$15B
average USDC held in Coinbase products (+9% Q/Q) [6]

$74B
USDC market cap in Q3, an all-time high

Building the everything exchange

one platform for all tradable assets

90%
coverage of total crypto asset market capitalization

+
Added the ability to trade over 40K assets in Q3 via our DEX integration

Growing derivatives

$840B+
of notional derivatives trading volume collectively achieved by Deribit and Coinbase

1st
24x7 perpetual-style crypto contracts launched in the U.S.

All-time high in U.S. crypto derivatives volumes and market share

Increasing crypto utility

$100M+
in Coinbase One Card spend since launch

Transforming financial services with crypto

[1] Trading Volume is defined as the total U.S. dollar equivalent value of spot matched trades transacted between a buyer and seller through our platform during the period of measurement.
[2] Assets on Platform is defined as the total U.S. dollar equivalent value of USDC and crypto assets held or managed on behalf of customers in digital wallets on our platform, including our custody services but excluding assets for which the customer holds full or partial keys, calculated based on the market price on the date of measurement.
[3] Assets under custody is defined as the total U.S. dollar equivalent value of USDC and crypto assets held separately on behalf of customers in digital wallets within our cold storage custody services, calculated based on the market price on September 30, 2025.
[4] Adjusted Net Income is a non-GAAP financial measure that excludes $424 million in net pre-tax gains on our crypto investment portfolio (largely unrealized) and
$400 million in net pre-tax losses on other investments.
[5] Adjusted EBITDA is a non-GAAP financial measure.
[6] Includes corporate USDC balances and USDC held on behalf of customers in eligible Coinbase products.
Figures have been rounded for presentation purposes only. For additional financial information and a reconciliation between GAAP and non-GAAP results, please refer to the reconciliation of GAAP to Non-GAAP results tables in this shareholder letter and our Form 10-Q filed with the SEC on October 30, 2025.

Financial Update
•Results. Total revenue in Q3 was $1.9 billion, up 25% Q/Q. Transaction revenue was $1.0 billion, up
37% Q/Q. Subscription and services revenue was $747 million, up 14% Q/Q. Total operating expenses declined $134 million or 9% Q/Q to $1.4 billion. Technology & development, general &
administrative, and sales & marketing expenses collectively increased 14% to $1.1 billion, which includes $30 million attributable to Deribit. Full-time employees increased 12% Q/Q to 4,795. Net income was $433 million, Adjusted Net Income was $421 million, and Adjusted EBITDA was $801 million.
•Outlook. We expect October transaction revenue to be approximately $385 million. As always, we continue to urge caution in extrapolating these results.

METRIC	Q4’25 OUTLOOK	COMMENTARY
Subscription and Services Revenue	$710-$790 million	Driven by growth in USDC market capitalization + Coinbase One subscribers, offset by interest rate cuts
Transaction Expenses	Mid-Teens as a percentage of net revenue	Dependent on revenue mix
Technology & Development + General & Administrative Expenses	$925-$975 million Including ~$220 million in stock-based compensation	Growth driven by costs related to Echo & Deribit acquisitions + headcount
Sales and Marketing Expenses	$215-$315 million Including ~$14 million in stock-based compensation	Range driven by performance marketing opportunities and USDC rewards

Product Update. In Q3, Coinbase continued advancing across all three phases of crypto adoption. As an investment, we executed on the foundations of the Everything Exchange vision: expanding tradable spot assets (including integrated DEX access), scaling U.S. perpetual futures, adding global options platform with
Deribit, and strengthening custody. As a financial service, we made it simple to pay, earn, borrow, and run businesses onchain. And as a new app platform, we continue to drive sub-second, sub-cent transactions on
Base, best paired with stablecoins as trusted digital money for seamless payments. We continue to see strong adoption across each phase, driving our mission to increase economic freedom worldwide.
Webcast Information
We will host a conference call to discuss the results for the third quarter 2025 on October 30, 2025 at 2:30 pm
PT. The live webcast of the call will be available at youtube.com/@coinbase/streams. A replay of the call, as well as a transcript, will be available on our Investor Relations website at investor.coinbase.com.

Financial
Update
* Revised to include $10 million in
Technology and Development +
General and Administrative
expenses related to our acquisition
of Deribit, which closed August 14,
2025 and was excluded from initial
range of $800-850 million
disclosed on July 31, 2025. The
revised range excludes the impact
of acquisition-related amortization
which was not part of the August
14, 2025 guidance update.
Note: Figures presented may not
sum precisely due to rounding.
1 Starting in Q1’25, Custodial Fee
revenue has been condensed into
Other subscription and services
revenue and will no longer be
disclosed as a separate line item
as it now comprises a smaller
percentage of our subscription and
services revenue. Prior periods
have been recast to conform to
current period presentation.
Q3’25 Results

Select Metrics

METRICS ($M)	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25
Net Revenue	1,129	2,197	1,960	1,420	1,793
Net Income	75	1,291	66	1,429	433
Adjusted EBITDA	449	1,289	930	512	801

Q3’25 Coinbase Results vs. Outlook

METRIC	COINBASE Q3 OUTLOOK (Aug 2025)			Q3 ACTUALS
Subscription and Services Revenue	$665-$745 million			$747 million
Transaction Expenses as a percentage of net revenue	Mid-Teens as a percentage of net revenue Dependent on revenue mix			14%
Technology and Development + General and Administrative Expenses including stock-based compensation	$810-$860 million * Including $210 million in stock-based compensation and $10 million (ex. amortization) from Deribit			$849 million including $208 million in stock-based compensation
Sales and Marketing Expenses including stock-based compensation	$190-$290 million Including ~$15 million in stock-based compensation			$260 million including $14 million in stock-based compensation

Revenue Discussion

Total Revenue ($M)

TOTAL REVENUE	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25
Transaction Revenue
Consumer, net	483.3	1,347.1	1,095.5	649.9	843.5
Institutional, net	55.3	141.3	98.9	60.8	135.0
Other transaction revenue, net	34.0	67.6	67.8	53.5	67.7
Total Transaction Revenue	572.5	1,556.0	1,262.2	764.3	1,046.3

Subscription and Services Revenue
Stablecoin revenue	246.9	225.9	297.5	332.5	354.7
Blockchain rewards	154.8	214.9	196.6	144.5	184.6
Interest and finance fee income	64.0	65.7	63.1	59.3	64.8
Other subscription and services revenue[1]	90.4	134.6	140.9	119.5	142.7
Total Subscription and Services Revenue	556.1	641.1	698.1	655.8	746.7

Net Revenue	1,128.6	2,197.0	1,960.3	1,420.1	1,793.0

Corporate interest and other income	76.6	74.6	74.0	77.1	75.7
Total Revenue	1,205.2	2,271.6	2,034.3	1,497.2	1,868.7

Transaction Revenue
Global crypto market spot trading volumes were up 38% Q/Q, and U.S. crypto market spot volumes were up
29% Q/Q. Total Q3 transaction revenue was $1.0 billion, up 37% Q/Q. Total Trading Volume was $295 billion, up 24% Q/Q, underperforming the spot markets primarily driven by lower volume from stablecoin pairs.
Consumer Transaction Revenue. Consumer Trading Volume was $59 billion, up 37% Q/Q, outperforming the
U.S. spot markets. Consumer transaction revenue was $844 million, up 30% Q/Q. The mix of Advanced trading volume relative to Simple trading increased in Q3. Unique token listings and rising prices in long tail assets helped drive Advanced trading volumes and amplified our concerted efforts to attract and retain high priority traders through a new white glove service offering.
Further, we made important progress in expanding tradable assets for our retail customers in Q3: more spot assets through CEX listings and DEX integration, more derivatives through the launch of perpetual futures and
24/7 futures trading in the U.S.
Institutional Transaction Revenue. Institutional Trading Volume was $236 billion, up 22% Q/Q. Institutional transaction revenue was $135 million, up 122% Q/Q. Several factors drove the increase in revenue, most notably Deribit (closed on August 14), which contributed $52 million of revenue in Q3 driven by continued
growth of options trading leading to all-time high notional volumes. Deribit and Coinbase collectively achieved over $840 billion of notional derivatives trading volume in Q3 on the back of innovative new products launched to date. Given the momentum we are seeing across our growing portfolio of derivatives products, we have begun to scale back rebates and incentives (which, as a reminder, is recognized as contra revenue).
Additionally, we saw strength in Coinbase Prime trading, driven by more active customers and deeper product engagement, with a growing number of Prime customers now engaging with 3+ products.
Other Transaction Revenue. Other transaction revenue was $68 million, up 26% Q/Q primarily driven by an increase in instant transfer activity which is typically correlated with the growth in Trading Volume. To a lesser extent, Base revenue growth was driven by higher average ETH price and a higher number of transactions, partially offset by lower average revenue per transaction as a result of our continued focus on scaling the network. Base remains the #1 L2, and its speed, scalability, and cost efficiency has made it the trusted network of choice for a growing number of enterprises and developers.

TRADING VOLUME ($B)	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25
Consumer	34	94	78	43	59
Institutional	151	345	315	194	236
Total	185	439	393	237	295

TRADING VOLUME (% OF TOTAL)[1]	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25
Bitcoin	37%	27%	27%	30%	24%
Ethereum	15%	10%	11%	15%	22%
XRP	2%	8%	11%	8%	9%
USDT	15%	15%	13%	6%	3%
Other crypto assets	31%	40%	38%	41%	42%
Total	100%	100%	100%	100%	100%

TRANSACTION REVENUE (% OF TOTAL)[2]	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25
Bitcoin	35%	27%	26%	34%	24%
Ethereum	16%	10%	10%	12%	17%
Solana	11%	7%	10%	7%	7%
XRP	6%	14%	18%	13%	14%
Other crypto assets	32%	42%	36%	34%	38%
Total	100%	100%	100%	100%	100%

Note: Figures presented may not
sum precisely due to rounding.
1 Spot Trading Volume is presented
on a matched basis, and is
categorized by the base rather
than the quote asset. The majority
of trading pairs on our platform
utilize USD/USDC as the quote
currency, and thus are not included
in the breakdown by asset in the
table.
2 Total transaction revenue
generated from trading on our
platform.

Subscription and Services Revenue
Q3 subscription and services revenue was $747 million, up 14% Q/Q. Strong native unit inflows drove another quarter of all-time highs including average USDC balances, average loan balances across our institutional financing products, and Assets Under Custody. We ended Q3 with $516 billion in total Assets on Platform.
Stablecoin revenue was $355 million in Q3, up 7% Q/Q. Average USDC balances held in Coinbase products increased 9% Q/Q to $15 billion. Meanwhile, average off-platform USDC balances increased 12% Q/Q to $53 billion.
We believe Coinbase continues to be the best place to use stablecoins. USDC market capitalization increased by approximately $12 billion from the end of Q2 to the end of Q3, and Coinbase customers accounted for the largest portion of that balance growth. Our rewards program continued to drive USDC growth and adoption, and we expanded the program to offer competitive rewards to our Institutional customers in Q3.

USDC Balances & Revenue	Q3’25
	Average Market Cap ($B)	Coinbase Stablecoin Revenue ($M)
USDC in Coinbase Products	15	159
Off-platform USDC	53	196
Total	68	355

Blockchain rewards revenue was $185 million, up 28% Q/Q. Growth was primarily driven by the average prices of ETH and SOL increasing 81% and 29%, respectively, in the quarter. Partially offsetting this was continued
decline to average rewards rates—an indicator of protocol maturity—which were down high single digits on average for both ETH and SOL in Q3, as well as a slight decrease in SOL native units staked on our platform.
Interest and finance fee income was $65 million, up 9% Q/Q. Average loan balances across our institutional financing products grew 25% Q/Q to reach a new all-time high of $1.2 billion in Q3, driven by an increasingly diverse client base where we saw double digit growth in active customers in the quarter. We also saw growth in interest income on custodial fiat in Q3 as average balances grew to $5.6 billion, partially offset by lower rates.
Other subscription and services revenue was $143 million, up 19% Q/Q driven by two primary factors:
•First, earn outs from ecosystem partners. As we work to drive crypto utility and build out the onchain ecosystem, we may continue to partner with protocols to develop products in exchange for token earn outs when certain milestones are reached. These payments can be significant depending on performance, but are inherently episodic.
•Second, growth in Custodial fee revenue. Assets Under Custody grew to $300 billion as of the end of
Q3, another all-time high. We continued to see strong native unit inflows, in part due to our role as the primary custodian for the vast majority of crypto ETFs. Additionally, asset prices (particularly BTC and
ETH) were a significant tailwind this quarter.
Expenses
Total Q3 operating expenses fell $134 million or 9% Q/Q to $1.4 billion. Technology & development, general &
administrative, and sales & marketing expenses collectively increased 14% Q/Q to $1.1 billion, largely driven by growth in headcount and USDC rewards (in connection with growth of USDC balances in Coinbase products); Deribit contributed $30 million (including $16 million of deal-related amortization). Full-time employees increased 12% Q/Q to 4,795.

Note: Figures presented may not
sum precisely due to rounding.

Operating Expenses ($M)

OPERATING EXPENSES	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25
Transaction expense	171.8	317.0	303.0	245.3	253.3
% of net revenue	15%	14%	15%	17%	14%
Technology and development	377.4	368.7	355.4	387.3	430.6
Sales and marketing	164.8	225.8	247.3	236.2	260.3
General and administrative	330.4	362.5	394.3	353.7	418.4
Losses (gains) on crypto assets held for operations, net	(0.1)	(16.2)	34.4	(8.7)	(35.7)
Other operating expenses (income), net	(8.6)	(20.3)	(5.9)	308.0	61.3
Total operating expenses	1,035.7	1,237.6	1,328.5	1,521.9	1,388.2
Full-time employees (end of quarter)	3,672	3,772	3,959	4,279	4,795

Q3 transaction expenses were $253 million, up 3% Q/Q, driven by an increase in blockchain rewards fees given higher average asset prices in the quarter, and also increased customer trading activity in the quarter.
Offsetting this was lower rebates and commissions as we scaled back the incentives program in our derivatives business.
Technology and development expenses were $431 million, up 11% Q/Q, primarily driven by an increase in headcount, including personnel from Deribit. To a lesser extent, we also saw higher variable software spend related to ongoing infrastructure projects and amortization of certain costs related to our acquisition of Deribit.
General and administrative expenses were $418 million, up 18% Q/Q. A majority of the quarterly cost growth was driven by headcount as we expanded our customer service and global compliance efforts.
Sales and marketing expenses were $260 million, up 10% Q/Q. The two largest drivers of the increase were certain amortization costs related to our acquisition of Deribit, and higher USDC rewards as average customer
USDC balances held in Coinbase products reached an all-time high of $15.0 billion in Q3.
Other operating expenses were $61 million, down 80% Q/Q. This included $48 million related to the data theft incident disclosed in May, which included voluntary customer reimbursements and direct legal costs. As a reminder, in Q2, we recognized $307 million of expenses for the same.
Stock-based compensation expense was $222 million, up 13% Q/Q, and in-line with our outlook.
Our effective tax rate in Q3 was 14%. Our tax rate was lower than the U.S. statutory rate of 21% primarily due to deductible stock-based compensation.
Net income in Q3 was $433 million. Adjusted Net Income was $421 million and Adjusted EBITDA was $801 million.
Share Count
Our weighted average fully diluted share count for Q3 was 292 million (including 263 million common shares and 29 million dilutive shares), an increase of 13 million or 5% Q/Q. In Q3, we closed the acquisition of Deribit which included consideration of nearly 11 million shares of Class A common stock.
Capital and Liquidity
At the end of Q3, we had $11.9 billion in $USD resources, increasing $2.6 billion or 28% Q/Q. The increase was primarily driven by proceeds from our $3.0 billion convertible debt issuance in August, and an increase in cash provided as a result of the increase in total revenue. Partially offsetting this was $688 million in cash consideration paid for acquisitions, a majority of which was the net cash spend associated with Deribit. Net of our $7.2 billion of long-term debt, we had $4.7 billion in $USD resources.

Total $USD Resources		TOTAL: $11,893M

MONEY MARKET FUNDS $7,042M		CORPORATE CASH $1,524M

	$3,216M USDC*	$111M CORPORATE CASH HELD AT THIRD-PARTY VENUES

*Net of USDC loaned or pledged as collateral.	Note: Figures presented may not sum precisely due to rounding.

We consider our crypto assets held for investment and certain crypto assets held as collateral as other liquidity resources available to us. In Q3, we increased our bitcoin holdings by $299 million, driven by weekly purchases, for our crypto investment portfolio. As of September 30, 2025, the fair market value of our crypto assets held for investment and our crypto assets held as collateral were $2.6 billion and $1.0 billion, respectively. When including these crypto assets, total available resources totaled $15.5 billion.
Share Repurchase Program
In October 2024, our board of directors authorized and approved a share repurchase program, which provided for the repurchase of up to $1.0 billion of our outstanding Class A common stock without expiration, and in
October 2025, our board of directors (i) increased the aggregate repurchase authorization under the program from $1.0 billion to $2.0 billion and (ii) expanded the scope of the repurchases to include a portion of the aggregate principal amount of our long-term debt. This program does not obligate us to repurchase any dollar amount or number of shares of Class A common stock or debt and may be modified, suspended, or discontinued at any time.
Collateralized Arrangements & Financing and Counterparty Risk
We maintained our longstanding commitment to operating and risk excellence in Q3. At the end of Q3, we had
$1.1 billion in total credit and counterparty risk (excluding banks), stemming from $916 million in collateralized loans to customers and $217 million held at third-party venues (including $111 million in unrestricted cash). As a reminder, our loans require at least 100% in collateral (including recent facilities extended to BTC miners), and are subject to rigorous risk monitoring.

Q4’25 Outlook

Coinbase Q4 2025 Outlook

METRIC	OUTLOOK
Subscription and Services Revenue	$710-$790 million
Transaction Expenses	Mid-Teens as a percentage of net revenue Dependent on revenue mix
Technology & Development + General & Administrative Expenses	$925-$975 million Including ~$220 million in stock-based compensation
Sales and Marketing Expenses	$215-$315 million Including ~$14 million in stock-based compensation

Transaction Revenue
We expect October transaction revenue to be approximately $385 million As always, we continue to urge caution in extrapolating these results.
Subscription and Services Revenue
We expect Q4 subscription and services revenue to be within $710-$790 million. Our Q4 range reflects the growth of both USDC market capitalization (which reached a new all-time high in October) and our Coinbase
One subscriber base, offset by market expectations of interest rate cuts.
Expenses
We expect technology & development and general & administrative expenses to be between $925-$975 million. Approximately half of the Q/Q increase is due to our acquisitions of Deribit and Echo; the remainder is largely due to headcount, which we expect to grow at a slower rate in Q4 compared to Q3.
Sales and marketing expenses are expected to be in the range of $215-$315 million. Where we fall within the range will largely be determined by (i) whether we continue to see attractive performance marketing opportunities throughout the remainder of the year and (ii) USDC balances held in Coinbase products, which drive USDC rewards.
Included within the expense outlook above is approximately $70 million of total depreciation and amortization for Q4, reflecting an increase from historical averages driven by higher intangible amortization as a result of our recent acquisitions.

Product Update
Building the future of money, step by step
We see crypto adoption unfolding in 3 phases: people first invest through trading, then use financial services, and ultimately engage with a rich app ecosystem. Coinbase is building for every step. We provide a trusted venue for individuals and institutions to trade and custody assets, the first step in bringing people onchain. We deliver financial services that put those assets to work, from staking, rewards, and spending, to powering businesses. And we provide the infrastructure that lets this economy scale, with Base Chain for fast, low-cost transactions, and USDC as a trusted digital dollar. This quarter, we continued advancing across all three phases, staying focused on our mission to increase economic freedom worldwide.
Crypto as an Investment: We are building the most trusted, comprehensive venue to access, price, and execute trades across spot and derivatives, and we’re expanding it in line with our Everything Exchange vision to bring all tradable assets onto a single platform. In Q3, we executed on the foundations of that vision:
expanding tradable spot assets (including integrated DEX access), scaling U.S. perpetual futures, adding global options with Deribit, and growing custody.
Spot & Simple Trading: Expanding Access to the Assets Users Want
•Adding more assets is consistently among the top requests from customers. In Q3, we added the ability to trade more than 40 thousand assets in the Consumer app via our decentralized exchange
(DEX) integration on Base (powered by an integrated self-custody wallet), and we now support approximately 90% of total crypto asset market capitalization for trading on our platform. We believe
DEX assets help turbocharge our centralized exchange (CEX) by surfacing early demand and price discovery. When assets meet our standards, they will move to our CEX, where they should benefit from deeper liquidity, faster execution.
Derivatives: Scaling a Durable, Global Business
•Derivatives account for ~80% of global crypto trading volume, yet the U.S. market makes up only a fraction of this volume. This presents a significant growth opportunity, and one against which we saw significant market share gains in Q3. In July, we launched first of its kind CFTC-regulated crypto perpetual futures in the U.S., trading 24/7 with up to 10x intra-day leverage, and became the first U.S.
regulated futures exchange to offer 24/7 trading in BTC, ETH, SOL, and XRP which together drove our all-time high U.S. crypto derivatives market share.
•In August, we closed the Deribit acquisition, bringing the #1 crypto options exchange by volume and open interest into Coinbase and creating the most comprehensive global crypto derivatives offering across spot, futures, perpetuals, and options.
•We expanded our international derivatives total addressable market by adding new regulated routes for growth and distribution in Brazil and India.
Custody at Scale: Coinbase as the Default Institutional Partner
•Assets Under Custody (AUC) reached an all-time high of $300 billion as did share of total crypto asset market capitalization driven by strong inflows from ETFs and Corporate purchases.
•In October, we helped bring the first staking ETFs to the U.S. market with long-time partner Grayscale, and continue to be the primary custodian for over 80% of U.S. BTC and ETH ETF assets as of quarter-end.
Crypto as a Financial Service: Once assets are on Coinbase, the next step is utility. We're building trusted products that help people use crypto the way they use money today, only faster, cheaper, and available 24/7. In

Q3, we made it simple to pay, earn, borrow, lend, and run businesses onchain. It’s how crypto starts to replace and improve on traditional finance.
Financing: Powering Liquidity Across the Crypto Economy
•Institutional financing hit record highs with all-time high average loan balances and customer count has achieved double-digit average quarterly growth over the past eight quarters, driven by corporates, miners, market makers, and continued demand from hedge funds and asset managers.
•We launched cross-margining for institutional customers between U.S. futures on Coinbase
Derivatives Exchange (offered through Coinbase Financial Markets, our FCM) and spot on Coinbase
Exchange, delivering roughly 2x capital efficiency versus our nearest competitor in the U.S.
Building a Full-Stack Stablecoin Payments Platform
•We see payments as crypto’s next big use case, with stablecoins offering a new payments channel enabling faster, cheaper, global transactions that are well suited for agentic commerce and micro payments. In Q3, we took key steps toward that vision.
◦Began rollout of Payment APIs and B2B payments UI/API, a single integration to embed stablecoin checkout, send 24/7 payouts, automate treasury, open virtual accounts, and settle in USDC on Base, backed by Coinbase security, liquidity, and distribution.
◦Fully launched Embedded Wallets, enabling native, low-friction wallets inside apps to reduce onboarding drop-off and eliminate app switching, so users can pay, earn, and hold value in-
app with instant USDC settlement on Base. When paired with our APIs, any app can go onchain with one integration.
Coinbase One: Boosting Value and Increasing Options for Members
•We completed our rollout of Coinbase One Basic, our $4.99/month entry tier that delivers core membership benefits like zero trading fees, boosted staking rewards, and access to exclusive onchain partner offers. Early signals of traction have been promising. We’re also seeing significant interest from international users.
•Coinbase One Card: Bringing Crypto Rewards to Fiat Payments
◦As we scale crypto payments, we’re also meeting customers where they are with Coinbase
One Card, a traditional credit card issued by AmEx that offers up to 4.0% cash back in the form of bitcoin rewards that provides a simple on-ramp for newcomers and added value for existing users.
◦Adoption is scaling, with more than $100 million in spend since launch, and everyday usage is translating into platform engagement with CB1 card members depositing over $200 million over the same period.

Crypto as an App Platform: The next chapter goes beyond financial services to a vibrant onchain app ecosystem. It starts with Base Chain, a fast, low-cost L2 delivering sub-second, sub-cent transactions, paired with stablecoins as trusted digital money for seamless payments. It comes to life in the Base App, the front door to onchain where builders launch and users discover apps across trading, social, payments, messaging, games, and more.
Scaling Base Chain: Fast, Cheap, Open, and Decentralized
•Network activity increased Q/Q, led by trading, social, payments, and lending apps. The ecosystem now spans over 5 million tokens and 16 local-currency stablecoins.
•Flashblocks went live on mainnet, delivering ~200ms block times with sub-second, sub-cent transactions, an important milestone in making the network even faster and cheaper.
•We introduced the Base and Solana bridge in testnet so people and builders can move assets between the two networks more easily, with mainnet support coming in Q4.
Stablecoins: Trusted Onchain Money
•USDC market cap reached an all-time high of $74 billion in Q3. Market cap grew $12 billion from the end of Q2 to the end of Q3, and Coinbase customers accounted for the largest portion of that balance growth. USDC continues to outperform other major stablecoins with more than 2x YTD growth versus the largest competitor.
•We believe Coinbase remains the best place to use stablecoins, with average USDC balances across
Coinbase products at $15 billion in Q3.
•We expect stablecoin adoption to continue to grow, propelled by the GENIUS Act passage, strengthening institutional appetite, widening the pipeline with payment service providers, enterprises, and banks.
Base App
•Base App entered beta in Q3, the onchain hub for trading, mini apps, social, chat, trading, and USDC payments, bundled with Base Account (universal identity) and Base Pay (express USDC checkout).
While still early, we continue to see strong adoption.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the fourth quarter ending December 31, 2025; anticipated future expenses and investments; the expected benefits and impacts of our acquisition of Deribit; expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,”
“potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; failure to obtain applicable regulatory approvals and satisfy other closing conditions in a timely manner or otherwise for any acquisition we make; the success of any acquisitions or investments that we make; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations;
stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political, and economic conditions, including interest rate fluctuations, inflation, tariffs, instability in the global banking system, economic downturns, and other global events, including regional wars and conflicts and government shutdowns. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-
looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission (SEC) from time to time, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on October 30, 2025. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Non-GAAP Financial Measures
Adjusted EBITDA
In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA, a non-GAAP financial performance measure, is useful information to help investors evaluate our operating performance because it: enables investors to compare this measure and component adjustments to similar information provided by peer companies and our past financial performance; provides additional company-specific adjustments for certain items that may be included in income from operations but that we do not consider to be normal, recurring, operating expenses (or income) necessary to operate our business given our operations, revenue generating activities, business strategy, industry, and regulatory environment; and provides investors with visibility to a measure management uses to evaluate our ongoing operations and for internal planning and forecasting purposes. For example:
•We believe it is useful to exclude certain non-cash expenses, such as depreciation and amortization and stock-based compensation, from Adjusted
EBITDA because the amounts of such expenses can vary significantly from period to period and may not directly correlate to the underlying performance of our business operations.
•We believe it is useful to exclude certain items that we do not consider to be normal, recurring, cash operating expenses and therefore, not reflective of our ongoing business operations. For example, we exclude: (i) other expense (income), net, as the income and expenses recognized in this line item are not part of our core operating activities and are considered non-operating activities under GAAP, (ii) gains and losses on crypto assets held for investment because such investments are considered primarily long-term holdings, and (iii) losses directly related to the data theft incident announced on the Current
Report on Form 8-K we filed with the SEC on May 15, 2025 (the “Data Theft Incident”), including voluntary customer reimbursements, direct legal costs, and reward payments, if any, in connection with the threat actor’s arrest and conviction. We do not plan on engaging in regular trading of crypto assets, and, as an operating company, our investing activities in crypto are not part of our revenue generating activities, which are based on transactions on our platform and the sales of subscriptions and services.
•We believe Adjusted EBITDA is useful to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest expense, other expense (income), net, and provision for (benefit from) income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired.
Adjusted Net Income and Adjusted Net Income per Share
In addition to our results determined in accordance with GAAP, we believe that Adjusted Net Income and Adjusted Net Income per Share, both non-GAAP financial performance measures, are useful information to help investors evaluate our operating performance. We believe it is useful to exclude tax-effected gains and losses on crypto assets held for investment from both Adjusted Net Income and Adjusted Net Income per Share because (i) such investments are considered primarily long-
term holdings, (ii) we do not plan on engaging in regular trading of crypto assets, and, (iii) as an operating company, our investing activities in crypto are not part of our revenue generating activities, which are based on transactions on our platform and the sales of subscriptions and services. Additionally, we believe it is useful to exclude tax-effected gains and losses on our marketable and strategic investments from Adjusted Net Income and Adjusted Net Income per Share because such investments are not part of our core operating activities and are considered non-operating activities under GAAP.
Limitations of Non-GAAP Financial Measures
We believe that non-GAAP financial measures may be helpful to investors for the reasons noted above. However, non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our disclosure of non-GAAP financial measures as a tool for comparison.
Adjusted EBITDA
There are a number of limitations related to Adjusted EBITDA rather than net income, which is the nearest GAAP equivalent of Adjusted EBITDA. Some of these limitations are that Adjusted EBITDA excludes:
•provision for (benefit from) income taxes;
•interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us;
•depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;

•stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•losses directly related to the Data Theft Incident;
•net gains or losses on our crypto assets held for investment; and
•other expense (income), net, which represents net gains or losses on investments and other financial instruments, and other non-operating income and expense activity.
Adjusted Net Income and Adjusted Net Income per Share
There are limitations related to Adjusted Net Income and Adjusted Net Income per Share rather than net income and net income per share, which are the nearest
GAAP equivalents, respectively, including that Adjusted Net Income and Adjusted Net Income per Share each exclude the tax-effected impact of our crypto investment gains/losses and of our marketable and strategic investments gains/losses.
Additional Information
For more information, including reconciliations of these non-GAAP financial measures to their nearest GAAP equivalents, please see the reconciliation of GAAP to non-GAAP results tables in this shareholder letter. Investors are encouraged to review the related GAAP financial measure and the reconciliations, and not to rely on any single financial measure to evaluate our business.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents ..................................................................................................	$8,676,275	$8,543,903
Restricted cash and cash equivalents ................................................................................	78,867	38,519
USDC .......................................................................................................................................	3,696,441	1,241,808
Customer custodial funds .....................................................................................................	5,672,037	6,158,949
Crypto assets held for operations .......................................................................................	161,145	82,781
Loan receivables ....................................................................................................................	859,056	475,370
Crypto assets held as collateral ..........................................................................................	1,017,382	767,484
Crypto assets borrowed ........................................................................................................	346,008	261,052
Accounts receivable, net ......................................................................................................	308,423	265,251
Marketable investments ........................................................................................................	1,093,395	—
Other current assets ..............................................................................................................	184,160	277,536
Total current assets ..........................................................................................................	22,093,189	18,112,653
Crypto assets held for investment ............................................................................................	2,597,277	1,552,995
Strategic investments .................................................................................................................	401,728	374,161
Deferred tax assets .....................................................................................................................	324,096	941,298
Goodwill ........................................................................................................................................	4,004,112	1,139,670
Intangible assets, net .................................................................................................................	1,417,823	46,804
Other non-current assets ...........................................................................................................	513,142	374,370
Total assets ..................................................................................................................	$31,351,367	$22,541,951
Liabilities and Stockholders’ Equity
Current liabilities:
Customer custodial fund liabilities .......................................................................................	$5,672,037	$6,158,949
Current portion of long-term debt ........................................................................................	1,268,081	—
Crypto asset borrowings .......................................................................................................	386,823	300,110
Obligation to return collateral ...............................................................................................	1,026,945	792,125
Accrued expenses and other current liabilities .................................................................	835,468	690,136
Total current liabilities ......................................................................................................	9,189,354	7,941,320
Long-term debt ............................................................................................................................	5,933,447	4,234,081
Other non-current liabilities .......................................................................................................	205,342	89,708
Total liabilities ....................................................................................................................	15,328,143	12,265,109
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 500,000 shares authorized and zero shares issued and outstanding at each of September 30, 2025 and December 31, 2024 .....	—	—
Class A and B common stock, $0.00001 par value; 10,500,000 (Class A 10,000,000, Class B 500,000) shares authorized at September 30, 2025 and December 31, 2024; 268,736 (Class A 227,157, Class B 41,579) shares issued and outstanding at September 30, 2025 and 253,640 (Class A 209,762, Class B 43,878) shares issued and outstanding at December 31, 2024 ....................................	3	2
Additional paid-in capital .......................................................................................................	9,131,722	5,365,990
Accumulated other comprehensive income (loss) ...........................................................	3,538	(50,051)
Retained earnings .................................................................................................................	6,887,961	4,960,901
Total stockholders’ equity ................................................................................................	16,023,224	10,276,842
Total liabilities and stockholders’ equity ...................................................................	$31,351,367	$22,541,951

Coinbase Global, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Net revenue .....................................................	$1,792,984	$1,128,597	$5,173,399	$4,096,216
Other revenue .................................................	75,709	76,596	226,797	196,175
Total revenue .............................................	1,868,693	1,205,193	5,400,196	4,292,391
Operating expenses:
Transaction expense ......................................	253,318	171,781	801,605	580,665
Technology and development .......................	430,585	377,440	1,173,275	1,099,561
Sales and marketing ......................................	260,272	164,770	743,800	428,617
General and administrative ...........................	418,446	330,387	1,166,499	937,738
Gains on crypto assets held for operations, net ................................................	(35,740)	(142)	(10,077)	(55,484)
Other operating expense (income), net ......	61,280	(8,556)	363,406	28,203
Total operating expenses .........................	1,388,161	1,035,680	4,238,508	3,019,300
Operating income ......................................	480,532	169,513	1,161,688	1,273,091
Interest expense ..................................................	21,774	20,530	62,820	60,108
(Gains) losses on crypto assets held for investment, net .....................................................	(423,903)	120,507	(189,305)	(210,902)
Other expense (income), net .............................	380,518	(40,105)	(1,120,199)	(21,883)
Income before income taxes ...................	502,143	68,581	2,408,372	1,445,768
Provision for (benefit from) income taxes ........	69,591	(6,914)	481,312	157,878
Net income .................................................	$432,552	$75,495	$1,927,060	$1,287,890
Net income attributable to common stockholders:
Basic .................................................................	$432,552	$75,455	$1,927,060	$1,287,106
Diluted ..............................................................	$437,095	$75,459	$1,938,812	$1,296,949
Net income per share:
Basic .................................................................	$1.65	$0.30	$7.49	$5.23
Diluted ..............................................................	$1.50	$0.28	$6.85	$4.76
Weighted-average shares of common stock used to compute net income per share:
Basic .................................................................	262,831	248,834	257,332	245,986
Diluted ..............................................................	291,958	267,440	283,165	272,239
Stock-based Compensation Expense

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Technology and development .........................	$127,253	$155,411	$352,585	$428,863
Sales and marketing ........................................	13,921	18,720	43,359	52,034
General and administrative .............................	80,895	74,285	213,014	209,957
Total stock-based compensation expense .	$222,069	$248,416	$608,958	$690,854

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net income ....................................................................................................................................	$1,927,060	$1,287,890
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization .................................................................................................	117,312	94,523
Stock-based compensation expense .....................................................................................	608,958	690,854
Deferred income taxes ..............................................................................................................	486,498	61,075
Gains on crypto assets held for operations, net ...................................................................	(10,077)	(55,484)
Gains on crypto assets held for investment, net ...................................................................	(189,305)	(210,902)
(Gains) losses on investments, net .........................................................................................	(1,075,198)	15,141
Other operating activities, net ..................................................................................................	6,830	31,745
Net changes in operating assets and liabilities .....................................................................	(2,510,846)	(322,616)
Net cash (used in) provided by operating activities ...................................................................	(638,768)	1,592,226
Cash flows from investing activities
Fiat loans originated ..................................................................................................................	(1,246,352)	(1,270,063)
Proceeds from repayment of fiat loans ..................................................................................	819,455	1,075,000
Business combinations, net of cash acquired .......................................................................	(687,634)	—
Purchases of crypto assets held for investment ...................................................................	(679,931)	(18,486)
Dispositions of crypto assets held for investment ................................................................	226,371	52,586
Other investing activities, net ...................................................................................................	(84,292)	(72,006)
Net cash used in investing activities ............................................................................................	(1,652,383)	(232,969)
Cash flows from financing activities
Issuances of convertible senior notes, net ............................................................................	2,957,135	1,246,025
Purchases of capped calls .......................................................................................................	(224,250)	(104,110)
Customer custodial fund liabilities ...........................................................................................	(600,398)	(550,776)
Fiat received as collateral .........................................................................................................	499,417	525,699
Fiat received as collateral returned .........................................................................................	(514,494)	(410,438)
Taxes paid related to net share settlement of equity awards .............................................	(308,803)	(117,225)
Other financing activities, net ...................................................................................................	87,489	93,488
Net cash provided by financing activities ....................................................................................	1,896,096	682,663
Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents .......................................................................................................................................	(395,055)	2,041,920
Effect of exchange rates on cash, cash equivalents, and restricted cash and cash equivalents .......................................................................................................................................	89,868	19,664
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period ...	14,610,442	9,555,429
Cash, cash equivalents, and restricted cash and cash equivalents, end of period ..............	$14,305,255	$11,617,013

Supplemental Disclosures of Cash Flow Information
Changes in operating assets and liabilities affecting cash were as follows (in thousands):

	Nine Months Ended September 30,
	2025	2024
USDC ..............................................................................................................................	$(2,441,455)	$(294,104)
Income taxes, net ..........................................................................................................	(142,348)	(19,341)
Other current and non-current assets ........................................................................	(64,958)	(40,826)
Other current and non-current liabilities ....................................................................	137,915	31,655
Net changes in operating assets and liabilities .....................................................	$(2,510,846)	$(322,616)
The following is a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents
(in thousands):

	September 30,
	2025	2024
Cash and cash equivalents ..............................................................................................	$8,676,275	$7,723,806
Restricted cash and cash equivalents ...........................................................................	78,867	31,881
Customer custodial cash and cash equivalents ...........................................................	5,550,113	3,861,326
Total cash, cash equivalents, and restricted cash and cash equivalents ..............	$14,305,255	$11,617,013
The following is a supplemental schedule of non-cash investing and financing activities (in thousands):

	Nine Months Ended September 30,
	2025	2024
Non-cash consideration paid for business combinations ............................................	$3,573,092	$—
Crypto assets borrowed ...................................................................................................	2,326,401	353,325
Crypto assets borrowed repaid .......................................................................................	2,238,233	176,990
Crypto assets received as collateral ..............................................................................	1,988,879	2,791,949
Crypto assets received as collateral returned ..............................................................	1,789,861	2,439,342
Crypto asset loan receivables originated ......................................................................	1,853,095	1,244,113
Crypto asset loan receivables repaid .............................................................................	1,899,592	1,230,544
Additions of crypto asset investments ............................................................................	176,645	5,981
Cumulative-effect adjustment due to the adoption of ASU No. 2023-08 ..................	—	561,489
The following is a supplemental schedule of cash paid for income taxes (in thousands):

	Nine Months Ended September 30,
	2025	2024
Cash paid during the period for income taxes, net of refunds	$147,999	$—
Cash paid during the period for income taxes (prior to ASU No. 2023-09)	—	113,107

Reconciliations of Non-GAAP Financial Measures
Reconciliation of Net Income to Adjusted EBITDA

(in thousands)	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25

Net income .......................................................................	$75,495	$1,291,176	$65,608	$1,428,900	$432,552
Adjusted to exclude the following:
(Benefit from) provision for income taxes ..............	(6,914)	205,700	16,848	394,873	69,591
Interest expense .........................................................	20,530	20,537	20,511	20,535	21,774
Depreciation and amortization .................................	30,695	32,995	33,333	33,901	50,078
Stock-based compensation expense ......................	248,416	221,984	190,729	196,160	222,069
Data Theft Incident losses ........................................	—	—	—	306,654	47,976
Losses (gains) on crypto assets held for investment, net ...........................................................	120,507	(476,153)	596,651	(362,053)	(423,903)
Other (income) expense, net(1) ................................	(40,105)	(7,191)	6,188	(1,506,905)	380,518
Adjusted EBITDA ....................................................	$448,624	$1,289,048	$929,868	$512,065	$800,655
__________________
(1)See Note 15. Other expense (income), net to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the
quarter ended on September 30, 2025 filed with the SEC on October 30, 2025 for additional details.
Reconciliation of Net Income to Adjusted Net Income and Net Income per Share to Adjusted Net
Income per Share

(in thousands, except per share amounts)	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25

Net income ...........................................................................	$75,495	$1,291,176	$65,608	$1,428,900	$432,552
Adjusted to exclude the following:
Losses (gains) on crypto assets held for investment, net ..............................................................	120,507	(476,153)	596,651	(362,053)	(423,903)
Losses (gains) on investments, net ............................	478	(3,587)	(3,327)	(1,472,121)	400,250
Tax effect of non-GAAP net income adjustments .....	(28,674)	119,852	(134,821)	438,482	11,845
Adjusted Net Income ...............................................	$167,806	$931,288	$524,111	$33,208	$420,744

Revised definition newly adjusts for:
(Losses) gains on investments, net ............................	$(478)	$3,587	$3,327	$1,472,121	$(400,250)
Tax effect of non-GAAP net income adjustments related to investments ..................................................	116	(854)	(812)	(359,639)	97,812
Adjusted Net Income, previous definition .............	$167,444	$934,021	$526,626	$1,145,690	$118,306

Weighted-average shares outstanding used in per share calculations below:
Basic ....................................................................................	248,834	251,506	253,878	255,188	262,831
Diluted ..................................................................................	267,440	276,752	271,251	278,913	291,958
Net income per share(1):
Basic .....................................................................................	$0.30	$5.13	$0.26	$5.60	$1.65
Diluted ..................................................................................	$0.28	$4.68	$0.24	$5.14	$1.50
Adjusted Net Income per Share:
Basic .....................................................................................	$0.67	$3.70	$2.06	$0.13	$1.60
Diluted ..................................................................................	$0.63	$3.37	$1.93	$0.12	$1.44
__________________
(1)Net income per share is calculated using net income attributable to common stockholders. See Note 17. Net income per share to the
Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended on September 30, 2025 filed with the SEC on October 30, 2025 for additional details.